Exhibit 23(d)

                      CONSENT OF CAPITAL CONSULTANTS, INC.

April 27, 1998

To Whom It May Concern:

We hereby consent to the use of our fairness opinion letter attached as Appendix C and to the reference to our firm under the heading "Opinion of Jersey's Financial Advisor" in the Registration Statement filed by Interchange Financial Services Corp. with the Securities and Exchange Commission in connection with the proposed acquisition of Jersey Bank for Savings by Interchange Financial Services Corp.

Very truly yours,

/s/ Capital Consultants of Princeton, Inc.
Capital Consultants